Exhibit 10.2
NOVAVAX, INC.
AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE BENEFIT PLAN
Section 1. Introduction.
     The Novavax, Inc. Change in Control Severance Benefit Plan (“Plan”) was originally approved by the Board of Directors (the “Board”) of Novavax, Inc. (the “Company”) and became effective on August 10, 2005. On July 26, 2006, the Board approved an amendment and restatement of the Plan as set forth herein. The purpose of the Plan is to provide severance benefits to certain eligible employees of the Company in the event of their termination of employment in connection with a Change in Control (as defined herein). This Plan document also is the Summary Plan Description for the Plan.
     Certain capitalized terms used in the Plan are defined in Section 6.
Section 2. Eligibility For Benefits.
     (a) General Rules.
          (i) Subject to the requirements set forth in this Section 2, the Company shall grant benefits under the Plan to Eligible Employees. “Eligible Employees” include those employees of the Company who are approved by the Board in its sole and absolute discretion and designated as participants in this Plan. Employees who have been selected to participate by the Board shall be listed on Exhibit A to this Plan. At any time the Board may select additional employees to participate in the Plan, but no employee or other service provider of the Company who has not been specifically approved by the Board shall be eligible for benefits hereunder.
          (ii) An Eligible Employee shall be eligible for benefits under this Plan if the Eligible Employee’s employment with the Company terminates due to an Involuntary Termination without Cause for a reason other than the Eligible Employee’s death or Disability, or as a result of a Constructive Termination, which in either case occurs: (x) during the period not to exceed twenty-four (24) months after the effective date of a Change in Control (where the number of months for a particular Eligible Employee is equal to period for which he or she is receiving severance as specified on Exhibit A), or (y) before the effective date of a Change in Control, but after the first date on which the Board and/or senior management of the Company has entered into formal negotiations with a potential acquiror that results in the consummation of a Change in Control (provided, however, that in no event shall a termination of employment occurring more than one (1) year before the effective date of a Change in Control be covered by this Plan).
     (b) Other Requirements.
          (i) In order to be eligible to receive benefits under the Plan, an Eligible Employee must execute a general waiver and release of all legal claims against the Company and its Affiliates and their representatives on a form satisfactory to the Company.

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          (ii) Any Change in Control that triggers the payment of benefits under this Plan must occur during the term of this Plan as specified in Section 5(b).
     (c) Exceptions. Notwithstanding the foregoing:
          (i) An Eligible Employee who is eligible for severance benefits under any other severance plan, policy or program of the Company in effect on their Termination Date, including under any individually negotiated employment contract or agreement between the Eligible Employee and the Company that provides for severance pay or benefits (hereinafter “Other Severance Program”), shall be eligible to elect as between the receipt of the severance benefits provided under this Plan, or, alternatively, may elect to receive the severance pay and benefits under any such Other Severance Program. Such an election must be made by no later than thirty (30) days after the Termination Date (or, if earlier, the date on which the Company becomes obligated to pay severance benefits under the Other Severance Program), and if an Eligible Employee fails to make a timely election, he or she shall be deemed to have elected to receive severance benefits under the Other Severance Program. Notwithstanding the above, in the case of an Eligible Employee whose Termination Date precedes a Change in Control, he or she initially may receive severance benefits under any Other Severance Program. If a Change in Control subsequently becomes effective, and the Eligible Employee is entitled to severance benefits under this Plan, he or she may at that time elect to receive the Plan benefits (with any such election only being effective if made by no later than thirty (30) days after the effective date of the Change in Control), and, as a condition to the receipt of those benefits, the Eligible Employee must repay to the Company in cash, by a date to be determined by the Company, the full amount of any severance pay or benefits that he or she received pursuant to the Other Severance Program (net of taxes paid or withheld on behalf of the Eligible Employee), and including the value of insurance premiums or other benefits paid by the Company for on or behalf of the Eligible Employee or his dependents. To the extent an Eligible Employee has received accelerated vesting of any stock option or other equity under the Other Severance Program, that shall continue to be given effect even if the Eligible Employee elects to receive severance pay or benefits under this Plan. An election is only effective under this Section if made in writing and delivered to the Plan Administrator on or before the required date.
     If the Eligible Employee chooses to receive severance benefits under any Other Severance Program (and no repayment occurs within the date determined by the Company, if applicable), the Employee shall not be eligible for any severance benefits under this Plan, and the Eligible Employee agrees to forego the severance pay and benefits under such Other Severance Program if they elect to receive benefits under this Plan.
          (ii) An Eligible Employee whose employment is terminated by the Company for Cause at any time, who terminates employment voluntarily for a reason other than a Constructive Termination (including termination of employment because of the Eligible Employee’s death or Disability), whose employment terminates for any reason, whether initiated by the Eligible Employee or the Company, more than twenty-four (24) months after the effective date of the Change in Control (or, if less, the number of months designated by the Board on Exhibit A for which the Eligible Employee is entitled to severance), or before the beginning of formal negotiations with a potential acquiror of the Company’s business or more than one year before the effective date of Change in Control (even if formal negotiations with a potential acquiror have begun), shall not be eligible to receive Change in Control severance benefits under this Plan (and the Eligible Employee’s participation in this Plan shall terminate at that time).

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Section 3. Amount and Type Of Benefits; Limitations and Exceptions.
     Benefits payable under the Plan are as follows and are subject to the following limitations and exceptions:
     (a) Eligible Employees shall receive the benefits described in the applicable Benefit Schedule attached hereto.
     (b) All fringe benefits not otherwise covered by this Plan and the attached Benefits Schedule (such as, but not limited to, pension/retirement, life insurance, disability coverage and other welfare benefits) shall terminate as of the employee’s Termination Date (except to the extent that the specific plans or programs provide for extended coverage or if any conversion privilege is available thereunder).
     (c) Parachute Payments.
          (i) Notwithstanding the above, if any payment or benefit that an Eligible Employee would receive under this Plan, when combined with any other payment or benefit he or she receives that is contingent upon a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with Payments being reduced in the order and priority established by the Board) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. The Eligible Employee shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Plan, and Participant will not be reimbursed by the Company for any such payments.
          (ii) The Company shall attempt to cause its accountants to make all of the determinations required to be made under Section 3(c)(i), or, in the event the Company’s accountants will not perform such service, the Company may select another professional services firm to perform the calculations. The Company shall request that the accountants or firm provide detailed supporting calculations both to the Company and Eligible Employee prior to the Change in Control if administratively feasible or subsequent to the Change in Control if events occur that result in parachute payments to the Eligible Employee at that time. For purposes of making the calculations required by Section 3(c), the accountants or firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and Eligible Employee shall furnish to the accountants or firm such information and documents as the accountants or firm may reasonably request in order to make a determination under this Section 3(c). The Company shall bear all costs the accountants or firm may reasonably incur in connection with any calculations contemplated by Section 3(c). Any such determination by the Company’s accountants or other firm shall be binding upon the Company and Eligible Employee, and the Company shall have no liability to Eligible Employees for the determinations of its accountants or other firm.

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     (d) Any provisions contained in the Company’s stock option or equity plans, or contained in an Eligible Employee’s individual stock option agreement with the Company, regarding the accelerated vesting or exercisability of stock options or awards upon a Change in Control shall continue to apply and may be supplemented by, but shall not be superseded by, the terms of this Plan.
Section 4. Time Of Payment And Form Of Benefit; Indebtedness.
     (a) Cash benefits under this Plan as described in the attached Benefit Schedule, less applicable tax withholdings, shall be paid to an Eligible Employee in a lump sum. The Company reserves the right to determine the timing of such payments, provided, however, that all payments under this Plan shall be completed within sixty (60) days after an Eligible Employee’s Termination Date or, in the case where an Eligible Employee’s Termination Date precedes a Change in Control, sixty (60) days after the effective date of the Change in Control (subject to the provisions requiring later payment set forth in Section 4(c) below). Notwithstanding the above, no payment shall be made under this Plan prior to the last day of any waiting period or revocation period as required by applicable law in order for the general waiver and release of legal claims required by Section 2(b)(i) of this Plan to be effective.
     (b) If an Eligible Employee is indebted to the Company at his or her payment date, the Company reserves the right to offset any payments under the Plan by the amount of such indebtedness.
     (c) Notwithstanding anything to the contrary herein, in the event the severance benefits described herein are subject to the provisions regarding deferred compensation set forth in Section 409A of the Code, then any payments to “key employees,” as defined in the Code and the applicable regulations, shall not be made until the earliest date sufficient to avoid the imposition of tax or penalties under Section 409A. Additionally, to the extent Section 409A is applicable, then the payment of any amounts or benefits hereunder shall not be accelerated or deferred contrary to the payment schedule provided for under the Plan except in compliance with the provisions of Section 409A.
Section 5. Right To Interpret Plan; Amend And Terminate; Other Arrangements; Binding Nature Of Plan.
     (a) Exclusive Discretion. The Plan Administrator (defined below) shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and the amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

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     (b) Term Of Plan; Amendment Or Termination.
          (i) The Board reserves the right to amend or modify the terms of the Plan or the benefits provided hereunder at any time, provided, however, that any such amendment or modification that diminishes or otherwise adversely affects the rights or benefits of an Eligible Employee under the Plan shall only become effective upon the written consent of any such affected Eligible Employee. The Board may terminate the Plan at any time with the written consent of the Eligible Employees, or may terminate a particular Eligible Employee’s participation in the Plan or entitlement to benefits with the written consent of such Eligible Employee. Notwithstanding the above, the Plan may be terminated by the Board in its discretion, without the consent of any Eligible Employee, at any time after the date that is twelve (12) months after a Change in Control event (or twenty-four months in the case of the Chief Executive Officer), provided that all unpaid severance benefits related to such Change in Control have been paid to Eligible Employees whose Termination Date occurred prior to the termination of the Plan.
          (ii) Eligible Employees shall have the right to be promptly notified that any action amending or terminating the Plan has been taken.
     (c) Other Change in Control Severance Arrangements. The Company reserves the right to make other arrangements regarding Change in Control severance benefits in special circumstances.
     (d) Binding Effect On Successor To Company. This Plan shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, or upon any successor to the Company as the result of a Change in Control, and any such successor or assignee shall be required to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment or Change in Control had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company as hereinafter defined and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of this Plan, and the term “Board” shall refer to the Board of Directors of any such surviving or continuing entity.
Section 6. Definitions.
     Capitalized terms used in this Plan, unless defined elsewhere in this Plan, shall have the following meanings:
     (a) Accrued Compensation means an amount which includes all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including (i) Pay, (ii) reimbursement for reasonable and necessary expenses incurred by the Eligible Employee on behalf of the Company during the period ending on the Termination Date, (iii) unused vacation pay, and (iv) any earned and accrued bonuses and incentive compensation as of the Termination Date (but not including any pro rata portion of the Bonus Amount).

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     (b) Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms as defined in Sections 424(e) and (f), respectively, of the Code.
     (c) Bonus Amount means one hundred percent (100%) of the target annual performance bonus amount that an Eligible Employee is eligible to receive for the period that includes the Termination Date. If an Eligible Employee’s bonus is calculated on a monthly or quarterly basis, the maximum bonus award for these purposes shall be the amount determined by annualizing the maximum monthly or quarterly payment.
     (d) Cause means (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that the Eligible Employee has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company; (ii) material breach of any agreement entered into between the Eligible Employee and the Company that impairs the Company’s interest therein; (iii) willful misconduct, significant failure to perform the Eligible Employee’s duties, or gross neglect by the Eligible Employee of the Eligible Employee’s duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company.
     (e) Change in Control means (i) a sale, lease, license or other disposition of all or substantially all of the assets of the Company, (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less that fifty percent (50%) of the outstanding voting power of the surviving entity and its parent following the consolidation, merger or reorganization, or (iii) any transaction or series of related transactions involving a person or entity, or a group of affiliated persons or entities (but excluding any employee benefit plan or related trust sponsored or maintained by the Company or an Affiliate) in which such persons or entities that were not shareholders of the Company immediately prior to their acquisition of Company securities as part of such transaction become the owners, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction and other than as part of a private financing transaction by the Company, or (iv) a Change in the Incumbent Board. For purposes of this Plan, a Change in the Incumbent Board shall occur if the existing members of the Board on the date this Plan is initially adopted by the Board (the “Incumbent Board”) cease to constitute at least a majority of the members of the Board, provided, however, that any new Board member shall be considered a member of the Incumbent Board for this purpose if the appointment or election (or nomination for such election) of the new Board member was approved or recommended by a majority vote of the members of the Incumbent Board who are then still in office.
     (f) Code means the Internal Revenue Code of 1986, as amended.
     (g) Company means Novavax, Inc., a Delaware corporation, and any successor as provided in Section 5(d) hereof.

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     (h) Constructive Termination means a termination initiated by an Eligible Employee because any of the following events or conditions have occurred:
          (i) a change in the Eligible Employee’s status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from the Eligible Employee’s status, title, position or responsibilities as in effect immediately preceding the effective date of a Change in Control or at any time thereafter; the assignment to the Eligible Employee of any duties or responsibilities which are inconsistent with the Eligible Employee’s status, title, position or responsibilities as in effect immediately preceding the effective date of a Change in Control or at any time thereafter; except in connection with the termination of the Eligible Employee’s employment for Cause or the termination of an Eligible Employee’s employment because of an Eligible Employee’s Disability or death, or except as the result of a voluntary termination by the Eligible Employee other than as a result of a Constructive Termination;
          (ii) a reduction in the Eligible Employee’s Pay or any failure to pay the Eligible Employee any compensation or benefits to which the Eligible Employee is entitled within five (5) days of the date due;
          (iii) the Company’s requiring the Eligible Employee to relocate his principal worksite to any place outside a thirty (30) mile radius of the Eligible Employee’s current worksite, except for reasonably required travel on the business of the Company or its Affiliates which is not materially greater than such travel requirements prior to the Change in Control;
          (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Eligible Employee was participating immediately preceding the effective date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Eligible Employee, or (B) provide the Eligible Employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Eligible Employee was participating immediately preceding the date of a Change in Control or at any time thereafter;
          (v) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;
          (vi) any material breach by the Company of any provision of this Plan;
          (vii) the failure of the Company to obtain an agreement, satisfactory to the Eligible Employee, from any successors and assigns to assume and agree to perform the obligations created under this Plan as a result of a Change in Control, as contemplated in Section 5 hereof.
     (i) Disability means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

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     (j) Eligible Employee means an individual specified in Section 2(a) who is eligible to participate in the Plan.
     (k) Involuntary Termination without Cause means the termination of an Eligible Employee’s employment which is initiated by the Company for a reason other than Cause.
     (l) Pay means the Eligible Employee’s base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of supplemental or variable compensation) at the rate in effect during the regularly scheduled payroll period coincident with the Change in Control or with the Termination Date, whichever is greater.
     (m) Plan means this Novavax, Inc. Change in Control Severance Benefit Plan.
     (n) Termination Date means the last date on which the Eligible Employee is in active pay status as an employee with the Company. A holiday cannot constitute a Termination Date unless the Eligible Employee actively provided services for the Company on such holiday.
Section 7. No Implied Employment Contract.
     The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.
Section 8. Legal Construction.
     This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of Pennsylvania.
Section 9. Claims, Inquiries And Appeals.
     (a) Claims for Benefits and Inquiries. Any claim for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an Eligible Employee (or his or her authorized representative). The Plan Administrator is the Compensation Committee of the Board, or its designee, and claims and inquiries should be directed to:
Novavax, Inc.
508 Lapp Road
Malvern, PA 19355
Attn: Vice President of Human Resources, the Chief Executive Officer, or the Chairman of the Compensation Committee of the Board
     (b) Denial of Claims. In the event that any claim for benefits is denied in whole or in part, the Plan Administrator must provide the claimant with written or electronic notice of the denial of the claim, and of the claimant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the claimant and will include the following:

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          (i) the specific reason or reasons for the denial;
          (ii) references to the specific Plan provisions upon which the denial is based;
          (iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
          (iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 9(d) below.
     This notice of denial will be given to the claimant within ninety (90) days after the Plan Administrator receives the claim, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the claim. If an extension of time for processing is required, written notice of the extension will be furnished to the claimant before the end of the initial ninety (90) day period.
     This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the claim.
     (c) Request for a Review. Any person (or that person’s authorized representative) for whom a claim for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the claim is denied. A request for a review shall be in writing and shall be addressed to:
Novavax, Inc.
508 Lapp Road
Malvern, PA 19355
Attn: Vice President of Human Resources, the Chief Executive Officer, or the Chairman of the Compensation Committee of the Board
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant feels are pertinent. The claimant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the claimant to submit) written comments, documents, records, and other information relating to his or her claim. The claimant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

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     (d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the claimant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the claimant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the claimant for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
          (i) the specific reason or reasons for the denial;
          (ii) references to the specific Plan provisions upon which the denial is based;
          (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
          (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
     (e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require a claimant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the claimant’s own expense.
     (f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written claim for benefits in accordance with the procedures described by Section 9(a) above, (ii) has been notified by the Plan Administrator that the claim is denied, (iii) has filed a written request for a review of the claim in accordance with the appeal procedure described in Section 9(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 9, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.
Section 10. Basis Of Payments To And From Plan.
     All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.
Section 11. Other Plan Information.
     (a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 22-2816046. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 550.

10.

     (b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
     (c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:
Novavax, Inc.
508 Lapp Road
Malvern, PA 19355
Attn: Vice President of Human Resources, the Chief Executive Officer, or the Chairman of the Compensation Committee of the Board
     (d) Plan Sponsor and Administrator. The “Plan Sponsor” is the Company and the “Plan Administrator” of the Plan is the Compensation Committee of the Board, or its designee. Any correspondence should be directed to:
Novavax, Inc.
508 Lapp Road
Malvern, PA 19355
Attn: Vice President of Human Resources, the Chief Executive Officer, or the Chairman of the Compensation Committee of the Board
     The Plan Sponsor’s and Plan Administrator’s telephone number is 484-913-1200. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
Section 12. Statement Of ERISA Rights.
     Participants in this Plan (which is a welfare benefit plan sponsored by Novavax, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:
          Receive Information About Your Plan and Benefits
     (a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan, if required, with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
     (b) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if required, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

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     (c) Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
          In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
Enforce Your Rights
          If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
          Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan (note: the Plan currently is not subject to the requirement of filing such an annual report) and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.
          If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.
          If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
          If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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Section 13. Execution.
     To record the adoption of this Plan, as amended and restated, effective as of July 26, 2006, Novavax, Inc. has caused its duly authorized officer to execute the same this ___ day of                     , 2006.

Novavax, Inc.

By:	/s/ Rahul Singhvi

Title: Chief Executive Officer

13.

Benefits Schedule
For (Name of Participant)
Under The
Novavax, Inc.
Change In Control Severance Benefit Plan
     The benefits payable under this Plan to an Eligible Employee who qualifies for benefits under the terms of the Plan are as follows:
1. All Accrued Compensation and the Bonus Amount.
2. In a single payment, an amount in cash not to exceed twenty-four (24) months of such Eligible Employee’s Pay, less applicable tax withholding and deductions.
3. For a period not to exceed twenty-four (24) months (the “Continuation Period”), as determined by the Company, the Company shall, at its expense, continue on behalf of the Eligible Employee and the Employee’s dependents and beneficiaries the following insurance benefits: any medical, dental, vision and hospitalization benefits provided to the Eligible Employee immediately prior to the Termination Date; provided, however, that the Company’s obligation to provide continuation coverage shall arise under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and shall apply only if the Eligible Employee timely elects COBRA coverage and the Eligible Employee and his or her dependents are otherwise eligible for benefits under COBRA. Accordingly, in the case of an Eligible Employee whose Termination Date precedes the effective date of the Change in Control and who did not timely elect COBRA coverage prior to becoming eligible for benefits under this Plan, no reimbursements or payments for health care continuation will be made by the Company under this Section (unless such Eligible Employee has received COBRA benefits following their Termination Date, and/or is currently receiving those benefits at the time of a Change in Control, in which case the Company will reimburse any past COBRA premium costs and will pay for future coverage) in accordance with the terms of this Section for the period specified above.
     The coverage and benefits (including deductibles and costs) provided hereunder during the Continuation Period shall be no less favorable to the Eligible Employee and the Employee’s dependents and beneficiaries, than the coverage and benefits made available immediately prior to the Termination Date. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Eligible Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Eligible Employee hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Employee than the coverages and benefits required to be provided hereunder.

4. With respect to any stock option held by an Eligible Employee that is outstanding under any Company stock option or equity incentive plan at the time the Employee becomes eligible for benefits under this Plan (either at the Termination Date or upon the Change in Control if termination has already occurred), the Company agrees that, at the time of the Termination Date or Change in Control, as applicable, it will make an offer to the Eligible Employee to provide, if the Eligible Employee so elects, that the Eligible Employee shall be given a period of one (1) year following his or her Termination Date in which to exercise the options to the extent such options are otherwise vested and exercisable as of the Termination Date under the terms of the applicable stock option agreement(s) and plan(s), but provided that no exercise may occur later than the expiration date of the option as set forth is the applicable option agreement or plan. Notwithstanding the above, this Section 4 shall not apply to stock options that have expired (including after any post-termination exercise period) at the time an Eligible Employee becomes eligible for benefits under the Plan. The foregoing agreement to make an offer shall not apply to any stock options that already have a one year or greater post-termination exercise period. The Eligible Employee acknowledges that, by agreeing to an offer to extend the exercise period in this manner, their stock options may be converted from an incentive stock option into a non-statutory stock option, and, additionally, the option may become subject to Section 409A of the Code. However, on the effective date of this Plan, all outstanding stock options held by Eligible Employees have exercise prices below the market value of the Company’s common stock. The Eligible Employee agrees to be responsible for the payment of any taxes or penalties under Section 409A, if applicable.
5. This Section 5 applies only to stock options issued to an Eligible Employee under any Company stock option or equity incentive plan after the effective date of the amended and restated version of this Plan (“New Option Grants”). With respect to any New Option Grants that are outstanding at the time an Eligible Employee becomes eligible for benefits under this Plan, the vesting and exercisability of such New Option Grants shall be accelerated in full, and the Option shall be considered 100% vested, as of the date the Eligible Employee becomes entitled to benefits hereunder. This provision shall not apply to any stock option that contains a more favorable vesting provision under the applicable stock option agreement or any individually negotiated agreement (such as 100% “single trigger” vesting upon a Change in Control). It is possible that an Eligible Employee may terminate employment, and his or her stock options may have expired (without being exercised) before a subsequent Change in Control transaction (although the Employee may still be entitled to benefits under this Plan in that instance). In that case, no accelerated vesting shall occur under this provision as to an already expired stock option.
CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 CFR PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

2.